Exhibit 10.37

BURLINGTON NORTHERN SANTA FE CORPORATION

EXECUTIVE OFFICER COMPENSATION FOR 2007

Annual Cash Compensation

Base Salary – Set forth below are the base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2006 and their increased annual base salaries effective February 1, 2007. On an annual basis, the salaries of all named executive officers are reviewed and adjusted as appropriate. Various factors are considered, including job responsibilities, accountability, performance and the competitive compensation market, which consists of companies from general industry (excluding the financial industry) with revenue comparable to the Company (“comparison group”).

Incentive Compensation Plan (ICP) Target – Named executive officers are eligible for annual performance-based cash awards under the Company’s ICP, as are all salaried employees. For each named executive officer, targets for total annual cash compensation (base salary plus the annual incentives paid if the Company’s performance goals and objectives are met) are set to approximate the 50th percentile of the comparison group. For 2006, the Compensation and Development Committee of the Board of Directors (“Compensation Committee”) designated the ICP awards to be granted to named executive officers as Performance-Based Compensation and established cash flow (from operations) as the performance measure. Under the ICP, each such performance-based award to a named executive officer is conditioned on achievement of this performance measure. The Compensation Committee decided that if the performance measure is met, it would then consider performance against the Company’s 2007 annual corporate goals and objectives, which serve as the ICP goals for all other salaried employees, as factors that would be considered in determining the actual ICP awards to be made to the named executive officers. The 2007 annual corporate goals and objectives are weighted at 55 percent for earnings per share (from continuing operations), 5 percent for each of 6 velocity components (locomotive, agricultural-car and merchandise-car miles per day per active road fleet; coal cycle index; and intermodal container and trailer transit days), and 15 percent for safety (5 percent for personal injuries and 10 percent for lost and restricted time.

Long-Term Incentives

For each named executive officer, the total direct compensation target (total annual cash compensation plus non-cash long-term incentives paid if the Company’s performance goals and objectives are met) is set at or near the 60th percentile of the comparison group. On an annual basis, all named executive officers are awarded stock-based long-term incentive compensation under the Company’s 1999 Stock Incentive Plan (the “Stock Plan”). In addition to serving as a key component of the named executive officers’ total direct compensation, these awards are designed to encourage ownership in the Company and to align the interests of named executive officers with those of shareholders. To further facilitate that ownership, the Company has established stock ownership goals for each named executive officer. The equity grants and the ownership guidelines support the Company’s compensation objectives and encourage named executive officers to focus on the types and levels of performance that lead to increased stock price and improved shareholder returns. Various factors are considered in determining the target long-term incentive award levels for individual named executive officers, including job responsibilities, accountability, performance, comparison group data, stock price, and the value of prior years’ long-term incentive awards on the dates of grant. The Compensation Committee decides annually the mix of long-term incentives, based on the Company’s objectives. Stock options cannot be issued with an exercise price below the fair market value of the Company common stock on the date of grant, defined in the Stock Plan as being the mean between the high and low quoted sales prices on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates. Named executive officers holding restricted stock units (RSUs), or who are awarded performance stock, do not have any rights of a shareholder, but those holding RSUs have the right to receive a cash payment equivalent to regular dividends at such times and in such amounts as they are paid on the Company’s common stock. Dividends are paid on restricted stock, and the shares may be voted.

Matthew Rose

Chairman, President and Chief Executive Officer

Base
2006	$1,100,000
2007*	$1,135,000

Thomas Hund

Executive Vice President and Chief Financial Officer

Base
2006	$487,700
2007*	$504,800

Carl Ice

Executive Vice President and Chief Operations Officer

Base
2006	$535,600
2007*	$554,300

John Lanigan

Executive Vice President and Chief Marketing Officer

Base
2006	$515,000
2007*	$533,000

Jeffrey Moreland

Executive Vice President Public Affairs

Base
2006	$468,700
2007*	$485,100

*	Salary increases from 2006 levels are effective February 1, 2007